AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

DATED: February 1, 2024

HOWLOO, INC.

395 E Lincoln Ave.

Labelle, FL. 33935

www.blackoutcoffee.com

UP TO 1,978,891 SHARES OF COMMON STOCK PLUS

UP TO 356,200 BONUS SHARES(1)

Minimum Investment: $496.49 (131 shares)

SEE “SECURITIES BEING OFFERED”

AT PAGE 19

	Price to Public			Underwriting discount and commissions (2)		Proceeds to issuer before expenses
Price per share		$3.79	(3)		$0.1327	$3.6574
StartEngine processing fee per share (4)		$0.1327			$-	$-
Price Per share plus processing fee		$3.9227			$-	$-
Total Maximum with processing fee (5)		$7,762,500			$262,500	$7,500,000
Total Maximum Proceeds with Bonus Shares and StartEngine Shares (6).	$			$		$8,999,999

(1)	The company is offering up to 1,978,891 shares of common stock, plus up to 356,200 additional shares of common stock eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level and whether an investor is entitled to the StartEngine OWNers Bonus, as described in this Offering Circular. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. See “Plan of Distribution” for further details.

(2)	The company has engaged StartEngine Primary LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The company will pay a cash commission of 3.5% to StartEngine Primary on sales of the common stock, and the company will issue StartEngine Primary a number of shares of common stock equal to 2% of the common stock sold through StartEngine Primary (excluding Bonus Shares). The company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors as discussed in footnote 4 below.

(3)	Does not include effective discount that would result from the issuance of Bonus Shares. See “Plan of Distribution” for further details.

(4)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription (excluding Bonus Shares). The processing fee shall not exceed $700 for any investor. See “Plan of Distribution” for additional discussion of this processing fee. Assuming the offering is fully subscribed (excluding Bonus Shares), investors would pay StartEngine Primary total processing fees of $262,500. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the company is permitted to raise under Regulation A. However, it is not included in the gross proceeds received by the company.

(5)

We may issue up to 356,200 Shares eligible to be issued as Bonus Shares for no additional consideration, assuming that 100% of investors achieve the highest level of Bonus Shares and all promotional shares are issued. The value of the non-cash consideration assuming the maximum Bonus Shares are issued would be $1,349,999. For more information on Bonus Shares, see the “Plan of Distribution.” Assuming this Offering is fully subscribed and the maximum number of Bonus Shares are issued, the effective purchase price per share, excluding the cash value of the Bonus Shares, would be, $3.16 per share.

(6)	The proceeds to the issuer include the cash value of (a) bonus shares assuming the maximum number of bonus shares are issued in the offering, and (b) shares to be issued to StartEngine Primary as a commission, assuming the offering is fully subscribed.

The company expects that the amount of expenses of the offering that it will pay will be approximately $60,000, not including commissions, state filing fees or marketing expenses.

The offering will terminate at the earlier of: (i) the date at which the maximum offering amount has been sold (ii) the date at which the offering is earlier terminated by the company in its sole discretion or (iii) the date that is three years from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”).

The company has engaged Bryn Mawr Trust Company of Delaware as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

There is currently no trading market for our common stock.

The holders of common stock issued in this offering will grant an irrevocable voting proxy to our chief executive officer that will limit their ability to vote their common stock until the occurrence of certain events specified in the proxy, none of which may ever occur. See “SUMMARY – Rights and Preferences of Common Stock.”

Upon the closing of this offering, assuming this offering is fully subscribed and the maximum number of bonus shares are issued, and including, all shares of common stock for which our Chief Executive Officer shall have the right to vote pursuant to voting proxies, our Chief Executive Officer shall hold approximately 58.8% of the voting power of the Company. Upon the closing of this offering, assuming this offering is fully subscribed and the maximum number of bonus shares are issued, and including, all shares of common stock for which our Chief Executive Officer shall have the right to vote pursuant to voting proxies, our executive officers and directors, as a group, shall hold approximately 92.5% of the voting power of the Company.

These are speculative securities. Investing in our common stock involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 3.

Sales of these securities will commence within two (2) days of the qualification of this offering.

We shall file periodic reports as required pursuant to Rule 257(b).

We are following the “Offering Circular” format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this offering circular (this “Offering Circular”), the terms “Company,” “us” and “we,” refer to Howloo, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

This Summary highlights information contained elsewhere in this Offering Circular, and does not contain all the information that you should consider in making your investment decision. Before investing in the common stock, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

We are a community-engaged, small-batch coffee roasting company headquartered in Florida that actively supports conservative American values. We sell uniquely branded coffee products and merchandise online, nationally, under the brand “Blackout Coffee,” including whole bean or ground coffee, coffee pods, flavored coffee, tea and hot cocoa. We also offer subscriptions, through which customers receive regular deliveries to their home or business of our products. We also sell our products wholesale to various retail partners.

The Current Offering

Securities offered	Maximum of 1,978,891 shares of common stock ($7,500,000), plus up to 356,200 shares of common stock eligible to be issued as Bonus Shares for no additional consideration.
Minimum investment	$496.49 (131 shares of common stock)
Common stock outstanding before the offering	16,861,854 shares
Common stock outstanding after the offering	19,236,523 shares assuming issuance of all Bonus Shares available to investors in this offering.
Use or Proceeds	The net proceeds of this offering will be primarily used for working capital needs, and marketing and sales. See “Use of Proceeds.”
Risk Factors	Investing in our securities involves risks. See “Risk Factors” and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest.

Rights and Preferences of Common Stock

The holders of common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

The holders of our common stock are entitled to one vote per share, however, the holders of common stock issued in this offering will grant an irrevocable voting proxy to our chief executive officer (the “Proxy”), that will limit their ability to vote their common stock until the occurrence of certain events specified in the proxy, none of which may ever occur. The proxy is set out in Section 6 of the Subscription Agreement which appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part (the “Subscription Agreement”). There exists uncertainty as to whether a court would enforce the irrevocability of the proxy. In addition, the inability of the holders of common stock issued in this offering to vote their common stock, and the provision of a voting proxy to our chief executive officer, could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.  See “Securities Being Offered – Voting Proxy” and “Risk Factors - Investors in our common stock will have to assign their voting rights.”

Pursuant to the Subscription Agreement, other than with respect to the gross negligence or willful misconduct of the Proxy, the Proxy will not be liable for any actions he/she takes or fails to take, in his/her capacity as the Proxy, while acting in good faith. Therefore, if the Proxy takes actions or omits to take actions which investors deem to be not in their best interests, as long as such actions do not constitute gross negligence or willful misconduct, and the Proxy is acting in good faith, the investors would not have any recourse against the Proxy. In addition, under the Subscription Agreement, except to the extent prohibited by applicable federal and state securities laws, each investor agrees to indemnify the Proxy from all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with any act done or omitted in the Proxy’s capacity as representative of such investor, in each case as such losses are suffered or incurred. While it is uncertain whether a court would enforce such provision, if it did, investors in this offering could have indemnification obligations to the Proxy. See “Risk Factors - Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors.”

As of December 1, 2023, our officers and directors, held over 76% of our outstanding common stock, and via voting proxies, hold substantially all voting power. See “Risk Factors – Our officers and directors have voting control.”

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

Selected Risks Associated with Our Business

Our business expects to be subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We depend on certain key personnel and must attract and retain additional talent.

●	The success of our business is highly correlated to general economic conditions.

●	Natural disasters and other events beyond our control could materially adversely affect us.

●	If we fail to offer a high-quality customer experience, our business and reputation will suffer.

●	Interruption of our supply chain of coffee or merchandise could affect our ability to produce or deliver our products and could negatively impact our business and profitability.

●	Our ability to sell our product depends on outside government regulation which can be subject to change at any time.

●	We store personally identifiable information of consumers which is subject to vast regulation.

●	Risks of borrowing and restrictions on our ability to borrow.

●	Our intellectual property could be unenforceable or ineffective.

●	We rely on third parties to provide services essential to the success of our business.

●	If we are unable to adequately control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

●	We face competition.

●	This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

●	Terms of subsequent financings may adversely impact your investment.

●	Because no public trading market for our common stock currently exists, it will be difficult for you to sell the common stock and, if you are able to sell the common stock, you may have to sell them at a substantial discount to the price you paid for the common stock.

●	Investors in our common stock will have to assign their voting rights.

●	Our Subscription Agreement limits the liability of the proxy.

●	Our Subscription Agreement provides the proxy with certain indemnification rights against the investors

●	Our officers and directors have voting control.

●	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Florida, regardless of convenience or cost to you, the investor.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

●	We can provide no assurance that claims will not be made to challenge the validity and ratification of certain stock issuances made in excess of the number of shares of common stock then authorized for issuance under our Certificate of Incorporation.

●	We are not likely to pay cash dividends in the foreseeable future.

●	Using a credit card to purchase shares may impact the return on your investment.

●	You must keep records of your investment for tax purposes.

RISK FACTORS

Investing in our common stock involves risk. In evaluating us and an investment in the common stock, careful consideration should be given to the following risk factors, in addition to the other information included in this offering circular. Each of these risk factors could materially adversely affect our business, operating results, or financial condition, as well as adversely affect the value of an investment in the common stock. The following is a summary of the risk factors that we currently believe make this offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business.

We depend on certain key personnel and must attract and retain additional talent.

Our future success depends on the efforts of key personnel and consultants. As we grow, we will need to attract and hire additional employees in sales, marketing, manufacturing, design, development, operations, finance, legal, human resources, and other areas. Depending on the economic environment and our performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring, and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire, and retain the right talent or make too many hiring mistakes, it is likely that our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

The success of our business is highly correlated to general economic conditions.

Demand for our products is highly correlated with general economic conditions, as a substantial portion of our revenue is derived from discretionary spending, which typically declines during times of economic instability. Declines in economic conditions may adversely impact our financial results. Because such declines in demand are difficult to predict, we or our industry may have increased excess capacity as a result. An increase in excess capacity may result in declines in prices for our products. Our ability to grow or maintain our business may be adversely affected by sustained economic weakness and uncertainty, including the effect of wavering consumer confidence, high unemployment, and other factors. The inability to grow or maintain our business would adversely affect our business, financial conditions, and results of operations, and thereby an investment in our common stock.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to deliver our products to our customers and could decrease demand for our products.

If we fail to offer a high-quality customer experience, our business and reputation will suffer.

Numerous factors may impact a customer’s experience which may in turn impact the likelihood of such customer returning. Those factors include customer service, convenience, taste, price, quality and brand image. In addition to providing high quality products, we place a strong emphasis on supporting the veteran and military community and providing inspiring and entertaining media. Any failure to meet customer expectations concerning our veteran and military support may result in negative customer experiences that adversely affect customer retention.

Interruption of our supply chain of coffee or merchandise could affect our ability to produce or deliver our products and could negatively impact our business and profitability.

We contract with suppliers and manufacturers to procure coffee beans, supplies, equipment, and other materials and products. Specifically, we work with five (5) different coffee bean providers, however, believe there are a significant additional number of suppliers with which we can contract if there is any interruption in our supply chain with our current suppliers. Any material interruption in our supply chain, such as material interruption of the supply of coffee beans or our roasting machines, merchandise, apparel, or packaging for our products could have a negative material impact on our business and our profitability. Disruptions could occur due to trade restrictions, such as increased tariffs or quotas, increased shipping prices, embargoes or customs restrictions, pandemics, social or labor unrest, weather or natural disasters, political disputes and military conflicts, or other potential incidents, could also have a negative material impact on our business and our profitability.

Our ability to sell our product depends on outside government regulation which can be subject to change at any time.

Our ability to sell product is dependent on the outside government regulations such as those promulgated by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) and other relevant government laws and regulations. The laws and regulations concerning the selling of product may be subject to change and if they do then the selling of our product may no longer be in the best interest of the Company.

We store personally identifiable information of consumers which is subject to vast regulation.

Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Evolving regulations regarding personal data and personal information, in the European Union and elsewhere, including, but not limited to, the General Data Protection Regulation, which we refer to as GDPR, the California Consumer Privacy Act of 2018 and similar privacy laws in other states and jurisdictions, may limit or inhibit our ability to operate or expand our business, or market our products. Such laws and regulations require or may require us to implement privacy and security policies, permit consumers to access, correct or delete personal information stored or maintained by us, inform individuals of security incidents that affect their personal information, and, in some cases, obtain consent to use personal information for specified purposes. Such laws and regulations could restrict our ability and our customers’ ability to collect and use personal information, which may reduce demand for our solutions.

Changing industry standards and industry self-regulation regarding the collection, use and disclosure of data may have similar effects. Existing and future privacy and data protection laws and increasing sensitivity of consumers to unauthorized disclosures and use of personal information may also negatively affect the public’s perception of our brand. If our solutions are perceived to cause, or are otherwise unfavorably associated with, invasions of privacy, whether or not illegal, we or our customers may be subject to public criticism.

Any failure on our part to comply with applicable privacy and data protection laws, regulations, policies and standards or any inability to adequately address privacy concerns associated with our solutions, even if unfounded, could subject us to liability, damage our reputation, impair our sales and harm our business. Furthermore, the costs of compliance with, and other burdens imposed by, such laws, regulations, policies and standards may result in a decrease in our profitability and/or limit adoption of and demand for our products.

Risks of borrowing and restrictions on our ability to borrow.

We currently have outstanding loans and may have to seek loans in the future from financial institutions. Typical loan agreements might contain restrictive covenants which may impair our operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on our business, results of operations or financial condition.

Our intellectual property could be unenforceable or ineffective.

One of our most valuable assets is our intellectual property. We have filed for a trademark for “Blackout Coffee Co.” and own various copyrights, Internet domain names, and trade secrets. Competitors may misappropriate or violate the rights owned by us. We intend to continue to protect our intellectual property portfolio from such violations. It is important to note that unforeseeable costs associated with such practices may be costly. Companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to market or sell our products, which would make it more difficult for us to operate our business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property, which competes with our intellectual property or technology. This may require us to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in us having to significantly increase development efforts and resources to redesign our technology. There is a risk that our means of protecting our intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect our business or reputation, financial condition, and/or operating results.

From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease selling one or more of our products, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for our business. We may also need to file lawsuits to protect our intellectual property rights from infringement from third parties, which could be expensive, time consuming, and distract management’s attention from our core operations.

If we are unable to adequately control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for manufacturing, marketing, selling, and distributing our products relative to their selling prices, our operating results, gross margins, business, and prospects could be materially and adversely impacted. Many of the factors that impact our operating costs are beyond our control. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed.

We face competition.

Many of our competitors have substantially greater financial, technological, roasting, sale, marketing, distribution, and other resources, have been in business longer and have greater brand recognition. Their greater capabilities in these areas may enable them to compete more effectively on the basis of price, more quickly develop new products, and more easily withstand increasing costs. The general availability of coffee roasting also allows new entrants easy access to the markets in which we compete, which may increase the number of competitors. Any of these competitive factors may adversely affect our business. If our competitors begin to evolve their business strategies and adopt aspects of our business model, such as our subscription model and innovative content and branding, including veteran and first-responder-focused branding, our customers may be drawn to those competitors for their beverage needs and our business could be harmed.

Risks Related to the Offering of our Common Stock.

This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

We are offering common stock in the amount of up to $7,500,000 in this offering, but may sell much less. The Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. Even if we raise the maximum amount we are seeking in this offering, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive.

Terms of subsequent financings may adversely impact your investment.

Even if we are successful in this offering, we may need to engage in common equity, debt, or preferred stock financings in the future. Your rights and the value of your investment in the common stock could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock, including, but not limited to, having dividend and liquidation preferences. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

Because no public trading market for our common stock currently exists, it will be difficult for you to sell the common stock and, if you are able to sell the common stock, you may have to sell them at a substantial discount to the price you paid for the common stock.

There is no public market for our Shares. Until our Shares are listed on an exchange, if ever, you may not sell your Shares unless the buyer meets the applicable suitability and minimum purchase standards. Therefore, it will be difficult for you to sell your Shares promptly or at all. If you are able to sell your Shares, you may have to sell them at a substantial discount to the price you paid for the Shares.

Investors in our common stock will have to assign their voting rights.

The holders of common stock issued in this offering will grant an irrevocable voting proxy to our chief executive officer (the “Proxy”), that will limit their ability to vote their common stock until the occurrence of certain events specified in the proxy, which may never occur. The inability of the holders of common stock issued in this offering to vote their common stock, and the provision of a voting proxy to our chief executive officer, could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.

Our Subscription Agreement limits the liability of the proxy.

Pursuant to the Subscription Agreement, other than with respect to the gross negligence or willful misconduct of the Proxy, the Proxy will not be liable for any actions he/she takes or fails to take, in his/her capacity as the Proxy, while acting in good faith. Therefore, if the Proxy takes actions or omits to take actions which investors deem to be not in their best interests, as long as such actions do not constitute gross negligence or willful misconduct, and the Proxy is acting in good faith, the investors would not have any recourse against the Proxy.

Our Subscription Agreement provides the proxy with certain indemnification rights against the investors

Under the Subscription Agreement, except to the extent prohibited by applicable federal and state securities laws, each investor agrees to indemnify the Proxy from all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with any act done or omitted in the Proxy’s capacity as representative of such investor, in each case as such losses are suffered or incurred. While it is the opinion of the Securities and Exchange Commission, that such indemnification is against public policy and is therefore unenforceable, and it is uncertain whether a court would enforce such provision, if it did, investors in this offering could have indemnification obligations to the Proxy.

Our officers and directors have voting control.

Upon the closing of this offering, assuming this offering is fully subscribed and the maximum number of bonus shares are issued, and including, all shares of common stock for which our Chief Executive Officer shall have the right to vote pursuant to voting proxies, our Chief Executive Officer shall hold approximately 58.8% of the voting power of the Company. Upon the closing of this offering, assuming this offering is fully subscribed and the maximum number of bonus shares are issued, and including, all shares of common stock for which our Chief Executive Officer shall have the right to vote pursuant to voting proxies, our executive officers and directors, as a group, shall hold approximately 92.5% of the voting power of the Company. As a result, our executive officers and directors are able to control our management and affairs and most matters requiring stockholder approval, including, but not limited to, the election of directors and approval of significant corporate transactions. This concentration of ownership and voting power could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Florida, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Florida, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Florida, which governs the agreement, by a federal or state court in the State of Florida. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

We can provide no assurance that claims will not be made to challenge the validity and ratification of certain stock issuances made in excess of the number of shares of common stock then authorized for issuance under our Certificate of Incorporation.

1.	Between July and August 2023, in connection with our Regulation CF financing, the Company issued 358,855 more shares of common stock than authorized under the Company’s Certificate of Incorporation (the “Over Issuances”). On September 9, 2023, pursuant to resolutions duly adopted by our board of directors and stockholders, we filed an Amendment to Certificate of Incorporation to increase the Company’s authorized shares of common stock from 16,000,000 shares to 19,300,000 shares (the “Share Increase Amendment”). We subsequently filed a Certificate of Validation with respect to the Over Issuances with the Secretary of State of the State of Delaware. Even though we filed the Certificate of Validation, any claim that the Over Issuances are void or voidable due to a failure of having sufficient authorized shares available for such issuances may still be brought within 120 days from the time that the filing of the Certificate of Validation with the Secretary of State of the State of Delaware becomes effective in accordance with the Delaware General Corporations Law. In addition, the Delaware Court of Chancery could declare in its discretion, that the Over Issuances not be effective or be effective only on certain conditions. We can provide no assurance that any such claim or declaration will not be made within the available time period for making such claims or declaration, or what the resolution of the same would be, and the same could have a material adverse effect on us.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Using a credit card to purchase shares may impact the return on your investment.

Investors in this offering have the option of paying for their investment with a credit card. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy and would be in addition to the StartEngine Primary processing fee. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. These increased costs may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

You must keep records of your investment for tax purposes.

As with all investments in securities, if you sell the common stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if you make a profit, and record any loss to apply it to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold the common stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of the stock you sell. If you fail to keep accurate records or accurately calculate any gain on any sales of the stock, you may be subject to tax audits and penalties.

DILUTION

Dilution means a reduction in value, control, or earnings of the common stock an investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

The following table demonstrates the price that new investors are paying for their common stock with the effective cash price paid by existing stockholders. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to our insiders than just including such transactions for the last 12 months, which is what the Commission requires.

	Dates Issued	Issued Shares		Potential Shares	Total Issued and Potential Shares	Effecitve Cash Price Per Share
Common Stock (Founders)	2023	14,352,000	(1)	-	14,352,000	$0.0000
Common Stock (Regulation CF)	2023	2,509,854	(2)	-	2,509,854	$1.1587
Total Common Stock and Common Stock Equivalents		16,861,854		-	16,861,854	$0.1725
Investors in this Offeirng, assuming fully subscribed with maximum Bonus Shares, and StartEngine's equity commission.		2,374,669		-	2,374,669	$3.1583
Total after including of this offering		19,236,523		-	19,236,523	$1.8482

(1) Includes 12,916,800 shares held by our officers and directors, and 1,435,200 held by a third founder, who does not serve as an officer or director.

(2) Includes 69,794 shares issued to StartEngine Primary as a commission, and 191,203 bonus shares issued to investors.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock or securities convertible into shares of common stock. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors mostly occurs when the company sells more shares, or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In May 2019, Ben invests $20,000 in shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

●	In May 2020, the company has run into serious problems and, in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes, stock options or warrants into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do because they get more shares for their money.

If you are making an investment expecting to own a certain percentage of our capital stock or expecting each share of common stock to hold a certain amount of value, it’s important to realize how the value of the common stock can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering up to 1,978,891 Shares, plus up to 356,200 additional Shares eligible to be issued as Bonus Shares to investors based upon an investor’s investment level and whether an investor is entitled to the StartEngine OWNers Bonus, as described in this Offering Circular. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares. The maximum offering amount is $7,500,000. The cash price per Share is $3.79 and the minimum investment is $496.49 (131 shares).

The company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of soliciting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the website operated by StartEngine Crowdfunding, Inc.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by the company in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission, the company will file a post-qualification amendment to include our recent financial statements.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

Commissions, Discounts, Expenses and Fees

The following table shows the total discounts, commissions and fees payable to StartEngine Primary in connection with this offering, assuming this offering is fully subscribed:

StartEngine processing fee paid by investors to StartEngine (1)	$262,500
StartEngine commission paid by the company to StartEngine (2)	$262,500
Value of Shares issued to StartEngine (3)	$150,000
StartEngine out of pocket expenses paid by the company (4)	$15,000

(1) Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription.

(2) StartEngine Primary will receive commissions paid by the company of 3.5% of the offering proceeds.

(3) StartEngine Primary will be issued the number of Shares equal to 2% of the number of Shares sold in this offering (excluding Bonus Shares), rounded to the nearest whole share. Assuming the company raises the maximum amount in this offering, it would issue 39,578 Shares to StartEngine Primary, valued at $150,000.

(4) The company will also pay $15,000 to StartEngine Primary for out-of-pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of our offering. Any portion of this amount not expended and accounted for will be returned to the company.

Assuming the full amount of the offering is raised, the company estimates that the total value of the commissions, discounts, expense and fees of the offering payable or owed by the company and the investors to StartEngine Primary will be approximately $690,000. No fees or commissions will be paid with respect to the issuance of Bonus Shares in this offering.

The company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Shares, and the company will issue StartEngine Primary a number of Shares equal to 2% of the Shares sold through StartEngine Primary (excluding Bonus Shares). The company will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities. The processing fee shall not exceed $700 for any investor.

StartEngine Primary LLC will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer's expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Escrow Agent

We have entered into an Escrow Services Agreement with Bryn Mawr Trust Company of Delaware LLC (the “Escrow Agent”), which can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate the offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter, placement agent or sales agent of this offering and will not solicit any investments, recommend our securities, distribute this Offering Circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

For its services, the Escrow Agent will receive an escrow cash management fee in the amount of $500.00 per year.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds. See “Risk Factors - This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised.”

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase whole shares. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time we accept funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The company estimates that a significant portion of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to the company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned. In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 75% of the deposit hold will be released to the company. The remaining 25% will be held for the final 120 days of the deposit hold.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Bonus Shares for StartEngine OWNers

In addition to the Amount-Based Bonus and Loyalty Bonus described below under Investor Perks and Additional Bonus Shares, certain investors who are members of the StartEngine OWNers Bonus program, who invest in this offering are entitled to 10% Bonus Shares of our Common Stock (effectively a discount on the price paid per share) (the “StartEngine OWNers Bonus”). For example, anyone who is a member of the StartEngine OWNers Bonus program will receive 110 shares for every 100 shares they purchase in the offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine OWNers Bonus program on StartEngine’s website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the StartEngine OWNers Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine OWNer.

Investor Perks and Additional Bonus Shares

To encourage participation in the offering, we are providing specific perks for investors who invest a minimum of $500 in this offering. We are of the opinion that these perks do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are a “thank you” to investors that help us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing. The table below presents the investment level to receive the stated perk.

To receive perks from an investment in this offering, an investor must submit a single investment in this offering that meets the minimum perk requirement. Bonus shares from perks will not be granted if an investor submits multiple investments that, when combined, meet the perk requirement. All perks occur when the offering is completed.

Amount-Based Bonus

Investors who invest $496.49 or more during the offering, are entitled to receive certain perks, and investors who invest $10,000 or more are entitled to also receive bonus shares (effectively a discount on the price paid per share) based on the amount invested (the “Amount-Based Bonus”), in addition to any StartEngine OWNers Bonus Shares and Loyalty Bonus Shares, to which they are entitled to receive.

Investment Amt	Rewards
	Bonus Shares	Gift Card	Blackout Merchandise	Free Coffee Subscription	1 year discount one store purchases*	Exclusive Access to Facebook Group	Tour of Company’s New Facility**
$496.49 - $999.99	NA	NA	NA	NA	NA	Yes	NA
$1,000 - $2,499.99	NA	NA	NA	NA	10%	Yes	NA
$2,500 - $4,999.99	NA	NA	NA	3 months	15%	Yes	NA
$5,000 - $9,999.99	NA	NA	T-Shirt	3 months	20%	Yes	NA
$10,000-$24,999.99	3%	$100	T-Shirt	6 months	20%	Yes	NA
$25,000 - $49,999.99	5%	$200	T-Shirt	12 months	20%	Yes	NA
$50,000 +	5%	$250	T-Shirt & Mug	12 months	25%	Yes	Yes

*Discount applies to purchases made on our online store or website, for personal use and not for retail or commercial distribution.

***Travel and Lodging Not Included. Tour to be scheduled 30 days in advance.

Loyalty Bonus

Investors who have previously, in a prior offering, invested in the Company, or registered in our test the waters campaign for this offering, shall receive 3% bonus shares (effectively a discount on the price paid per share) (the “Loyalty Bonus”), in addition to any StartEngine OWNers Bonus Shares or Amount-Based Bonus Shares, to which they are entitled to receive. Investors who have both previously in a prior offering, invested in the Company, and registered in our test the waters campaign for this offering, shall only be entitled to receive a maximum of 3% Loyalty Bonus Shares.

Aggregated Bonus Shares

The StartEngine OWNers Bonus, Amount-Based Bonus and the Loyalty Bonus are stacked. Therefore, any investor that satisfies the requirements for any share bonus, will receive the maximum aggregate amount of (a) OWNers Bonus Shares if they are part of the StartEngine OWNers Bonus program, and (b) Amount-Based Bonus Shares and Loyalty Bonus Shares for which they qualify. For purposes of clarity and by way of example, if a StartEngine OWNer, who is a prior investor in the Company, invests $30,000 in this offering, such investor shall receive the StartEngine Owner’s Bonus shares (10%), the Amount-Based Bonus shares (5%), and the Loyalty Bonus for an aggregate of 18% Bonus Shares.

Transfer Agent

We have engaged StartEngine Secure, LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

Provisions of Note in Our subscription agreement

Exclusive Venue

Our subscription agreement includes a forum selection provision that requires any claim against us based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Florida. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by our management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

USE OF PROCEEDS

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the common stock we are offering. All amounts listed below are estimates.

	Raise Amount
	$1.875M	3.75M	$5.625M	$7.5M
Offering Proceeds
Gross Proceeds	$1,875,000	$3,750,000	$5,625,000	$7,500,000
Offering Expenses (1)	155,625	221,250	286,875	362,500

Total Proceeds Available for Use	$1,719,375	$3,528,750	$5,338,125	$7,137,500

Estiamted Expenses
Marketing and Sales	$859,688	$1,764,375	$1,601,438	$2,141,250
General and Administrative (2)	$343,875	$705,750	$1,601,438	$2,855,000
Working Capital	$515,813	$1,058,625	$2,135,250	$2,141,250

TOTAL	$1,719,375	$3,528,750	$5,338,125	$7,137,500

(1) Includes commissions to StartEngine, as well as estimated legal, accounting, and credit card fees related to this offering, but excludes investor acquisition marketing expenses related to this offering.

(2) Includes payment of salaries to officers of the Company and other operating expenses.

During the course of the offering, the company may issue Bonus Shares as described under “Plan of Distribution.” The issuance of Bonus Shares does not affect the potential proceeds that may be received by the company.

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of this offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

OUR BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including "Risk Factors," "Use of Proceeds," “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

Introduction

We are a community-engaged, small-batch coffee roasting company headquartered in Florida. We sell uniquely branded coffee products and merchandise online, nationally, under the brand “Blackout Coffee Co.,” including whole bean or ground coffee, coffee pods, flavored coffee, tea and hot cocoa. In 2021, we launched our subscription based coffee club model, through which customers receive regular deliveries of our products to their home or business. We have grown to almost 12,000 subscribers since we launched the service. Our customers love our high-quality, distinctive coffees. They also love the opportunities we provide them to connect and support.

Our Products

We roast our premium specialty coffees entirely in-house and infuse them with traditional American values to create our own slice of the small-batch coffee industry, which is expected to reach $152.69 billion by 2030.

Yahoo Finance, https://finance.yahoo.com/news/specialty-coffee-market-size-attain-

We source premium specialty grade green coffee beans which are graded at 80 points or above on a 100-point scale. Specialty coffees are grown at the perfect altitude, at the correct time of year, in the best soil, and then are harvested at just the right time. We work with local farmers that grow this high-quality coffee and we adopt a strict adherence to small batch roasting our coffee, which enables us to consistently provide coffee having exceptional taste! We currently work with five (5) different coffee bean providers, and there are a significant additional number of suppliers with which we can contract if there is any interruption in our supply chain with our current suppliers.

We roast, pack-and-ship our coffee with quickly – with a goal of shipping orders within 24-48 hours after receipt. This means our customers get the coffee beans just days after they’re roasted. The combination of our premium coffee beans, highly controlled roasting process, and immediate shipping gives our customers an elite coffee experience.

For over four years, our premium coffee blends have earned over 100,000 customers, more than 250,000 orders, and almost 12,000 active coffee club subscriptions.

We actively support the military, veterans, police, firefighters, first-responders, and all Americans who see their work as their duty - not just a job. We have partnered with Jared Yanis, The Dan Bongino Show (a highly ranked podcast in the United States), and have grown our revenue from $130,000 in 2019 to $2,400,000 in 2022. As of the date hereof, we have over $7,000,000 in sales during 2023.

Industry and Competition

Coffee subscriptions market is currently valued at US $685 million with a forecasted high-value of US $1.98 billion by end of 2032. https://www.factmr.com/report/coffee-subscription-market. The access to coffee software and easy integrations with e-commerce platforms have permitted coffee roasters to offer subscription coffee services and direct-to-customer sales at scale. According to a recent study published by The Brainy Insights, the global specialty coffee market is expected to grow from USD $53.67 billion in 2021 to USD $152.69 billion by 2030, at a compound annual growth rate (CAGR) of 12.32. Yahoo Finance, https://finance.yahoo.com/news/specialty-coffee-market-size-attain-200000218.html

Our focus on conservative values, duty, family, and rights, has resulted in a large, passionate customer base. The specialty coffee market, however, is intensely competitive. We face significant and increasing competition in all these areas in each of our channels and markets. If we cannot compete successfully with other entities in the market, we could lose customers and our revenue could decline. We expect competition in this market to continue to be intense as we compete on a variety of fronts, including, without limitation, anticipating and responding to changing consumer demands in a timely manner; establishing and maintaining favorable brand-name recognition; achieving and maintaining product quality; hiring and retaining key employees; maintaining and growing market share; developing quality and differentiated products that appeal to consumers; establishing and maintaining acceptable relationships with wholesale customers; pricing products appropriately; optimizing roasting and supply chain capabilities; and protecting our intellectual property.

Current Stage and Roadmap

Since we launched our Blackout Coffee Brand in 2018, we have created over 40 coffee roasts and flavors, and have experienced tremendous growth serving over 100,000 customers and surpassing 250,000 in fulfilled orders. We are operating at close to full capacity in our current manufacturing facility, and recently leased approximately 35,000 square feet of warehouse and manufacturing space in Fort Pierce, Florida, which we expect will substantially increase our capacity to produce our products, accommodate larger retail accounts, new partnership with brands and private label opportunities. We are awaiting delivery of additional roasting and other equipment and are in the process of securing the necessary permits to commence operations at our new facility. We expect to commence full operations at this facility in late 2023.

Employees

We currently have thirteen full time and one part-time employee, and various contractors in the United States.

Government Regulation

We are subject to extensive federal, state, and local government regulation, including those relating to, among others, public health and safety, nutritional content labeling and disclosure requirements and food safety regulations. Failure to obtain or retain licenses and registrations or exemptions would adversely affect the operation of our business. We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters such as minimum wage, overtime, employment tax rates, workers compensation rates, citizenship requirements, and other working conditions. We are also subject to the Americans with Disabilities Act (“ADA”), which prohibits discrimination on the basis of a disability and public accommodations in employment, which may require us to design or modify our facilities to make reasonable accommodations for disabled persons.

Intellectual Property

In August 2023, we filed a trademark application for “Blackout Coffee Co.”

Property

We lease approximately 35,000 square feet of warehouse and manufacturing space in Fort Pierce, Florida, where we expect to begin manufacturing and warehouse operations in late 2023.

We also lease 5,000 square feet of space from our founders in Labelle, Florida, which serves as our corporate office, and our current warehouse and manufacturing facility. We intend to move our corporate headquarters and all of our operations to our Fort Pierce facility during the first quarter 2024 and terminate our Labelle lease.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations for (a) the twelve-month period ended December 31, 2022 (the “2022 Annual Period”), and the twelve-month period ended December 31, 2021 (the “2021 Annual Period”), and (b) the six-month period ended June 30, 2023 (the “2023 Interim Period”), and the six-month period ended June 30, 2022 (the “2022 Interim Period”). This discussion should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

Our predecessor-in-interest, Howloo LLC, was formed as a Delaware limited liability on April 8, 2016, and converted into Howloo, Inc., a Delaware corporation, on January 1, 2023. Our headquarters are in Labelle, Florida.

Results of Operation

2022 Annual Period Compared to 2021 Annual Period

Revenues

For the 2022 Annual Period we had revenues of $2,409,670, compared to $1,521,733 for the 2021 Annual Period.  The increase in revenues during the 2022 Annual Period is primarily, as a result of the launch of our subscription service, wholesale portal and an increase in our marketing expenses resulting in higher sales.

Cost of Goods Sold

For the 2022 Annual Period our cost of goods sold was $954,751, compared to $622,247 for the 2021 Annual Period.  The increase in the cost of goods sold during the 2022 Annual Period is primarily a result of increased sales.

Gross Profit

For the 2022 Annual Period our gross profit was $1,454,920, compared to $899,486 for the 2021 Annual Period.

Operating Expenses

For the 2022 Annual Period, our total operating expenses were $1,263,618, consisting of $484,258 for sales and marketing expenses, and $779,360 for general and administrative expenses. For the 2021 Annual Period, our operating expenses were $734,240, consisting of $248,252 for sales and marketing expenses, and $485,988 for general and administrative expenses.

Operating Income (Loss)

For the 2022 Annual Period we had an operating income of $191,301, compared to an operating income of $165,246 for the 2021 Annual Period.

Other Income/Expenses

For the 2022 Annual Period and the 2021 Annual Period, we had interest expenses of $4,950.

Net Income

For the 2022 Annual Period we had net income of $186,351, compared to net income of $160,296 for the 2021 Annual Period.

2023 Interim Period Compared to 2022 Interim Period

Revenues

For the 2023 Interim Period, we had revenues of $2,471,331, compared to net revenues of $910,917 for the 2022 Interim Period. The increase in revenue is primarily related to increased sales resulting from increased marketing expenses.

Cost of Goods Sold

For the 2023 Interim Period, our costs of goods sold was $916,681, compared to $399,460 for the 2022 Interim Period, and such increase resulted from the significant increase in sales during the 2023 Interim Period.

Gross Profit

For the 2023 Interim Period, our gross profit was $1,554,650, compared to a gross profit of $511,457 for the 2022 Interim Period.

Operating Expenses

For the 2023 Interim Period, our total operating expenses were $1,488,513, consisting of $1,102,451 for sales and marketing expenses and $386,062 for general and administrative expenses. For the 2022 Interim Period, our total operating expenses were $441,446, consisting of $258,612 for sales and marketing expenses and $182,834 for general and administrative expenses.

Operating Income (Loss)

For the 2023 Interim Period, we had an operating income of 66,137, compared to an operating income of $70,011 for the 2022 Interim Period.

Other Income/Expenses

For the 2023 Interim Period, we had interest expense of $5,988 and other income of $9,168, compared to no interest expense or other income for the 2022 Interim Period.

Net Income/Loss

For the 2023 Interim Period we had a net income of $69,317, compared to a net loss of $70,011 for the 2022 Interim Period.

Liquidity and Capital Resources

Since our inception, we have raised over $2,900,000 through a Regulation CF Offering, which we have used for operations. As of June 30, 2023, we had total current assets of $3,020,767, including $1,695,470 in cash, $130,511 in inventory, $163,697 in prepaid expenses and other current assets and a receivable for $1,030,423 for cash raised in our Regulation CF Offering held in escrow. As of December 31, 2022, we had total current assets of $487,085, including, $282,031 in cash, $139,873 in receivables, $65,181 in prepaid and other current assets. The significant increase in cash and total current assets as of June 30, 2023, compared to December 31, 2022, is primarily the result of funds raised in our Regulation CF Offering. As of December 1, 2023, we had sufficient operating capital to fund our operations through December 2024.

As of June 30, 2023, we had total liabilities of $599,229, including, current liabilities of $389,042, and long-term debt of $210,187. As of December 31, 2022, we had total liabilities of $458,300, including, current liabilities of $338,134, and long-term debt of $120,166. The increase in debt as of June 30, 2023, is primarily the result of a $93,700 loan from First Citizens Bank we received in January 2023.

We will incur significant additional costs in operating our business, including, but not limited to, in production, marketing, sales and customer service, and intend to continue to fund our operations, in part, through funds received from this Offering. We may also engage in additional debt and/or equity financings as determined to be necessary.

Debt

In May 2020, we entered into an SBA Loan in the principal amount of $131,900 that accrues interest at a rate of 3.75%, and matures in May 2050. We are required to make monthly payments of $644.

We are a party to a loan agreement with First Citizens Bank dated January 3, 2023, in the principal amount of $93,700, which accrues interest at a rate of 6.819% per annum. Pursuant to the loan agreement, we are required to make monthly payments of principal and interest based on an amortization schedule, and pursuant to which the loan shall be repaid in full in January 2029.

Plan of Operations

We are investing in the continued growth of our brand and our manufacturing capacity, and expect to commence manufacturing at our new facility in Fort Pierce, Florida in January 2024, and to move our entire operations to such facility during the first quarter of 2024.

DIRECTORS, EXECUTIVE OFFICERS, AND ADVISORS

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
John Santos	Chief Executive Officer & Director	42	January 2023 – Present	Full Time
Rachael A. Santos	President, Chief Financial Officer, Secretary & Director	39	January 2023 - Present	Full Time

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

John Santos, has served as our Chief Executive Officer and Director since our inception in January 2023. Prior thereto, between April 2016 and January 2023, he served as a Manager of Howloo, LLC, our predecessor-in-interest.

Rachael A. Santos, has served as our Chief Financial Officer, Secretary and Director since our inception in January 2023. Prior thereto, between April 2016 and January 2023, she served as a Manager of Howloo, LLC, our predecessor-in-interest.

Compensation

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2023:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation	Total Compensation
John Santos 395 E Lincoln Ave., Labelle, FL. 33935	Chief Executive Officer and Director	$76,500	$0	$76,500
Rachael A. Santos 395 E Lincoln Ave. Labelle, FL. 33935	Chief Financial Officer, Secretary and Director	$8,200	$0	$8,200

The directors do not receive any compensation for their service as directors. John Santos and Rachael A. Santos are married.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding common stock (which are our only voting securities) as of December 1, 2023, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	John Santos 395 E Lincoln Ave.. Labelle, FL. 33935	6,458,400	0	38.30%
Common Stock	Rachael A. Santos 395 E Lincoln Ave.. Labelle, FL. 33935	6,458,400	0	38.30%
Common Stock	All directors and officers as a group (2 persons)	12,916,800	0	76.60%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company leases an office building from Rollo Management LLC, which is owned by John Santos, our chief executive officer and director, and the holder, together with his spouse, of a majority of our outstanding common stock. The initial term of the lease expires on December 5, 2023, and is subject to a renewal option. The rent during the initial term of the lease is $3,500 per month, and the rent for the renewal term is market rate, which we anticipate will be $5,000 per month.

Between October and March 2023, John Santos, our CEO and director advanced us an aggregate of $73,311 in various installments. The advances carry no interest and are due on demand. We repaid those advances on December 27, 2023.

SECURITIES BEING OFFERED

In this offering, we are offering shares of common stock to investors.

Our authorized capital stock consists of 19,300,000 shares of common stock, $0.0001 par value per share. The rights of investors in the common stock are governed by our Certificate of Incorporation and the Subscription Agreement, and are described below. We currently have 16,861,854 shares of common stock outstanding.

Certificate of Incorporation

Our Certificate of Incorporation may be amended by our Board of Directors and by the vote of the holders of a majority of the outstanding shares, to increase the number of authorized shares, and there is no limit on the number of shares that may be authorized and issued. The Board of Directors, with the approval of the holders of our common stock, by a majority vote, may also amend the Certificate of Incorporation to create one or more series of preferred stock that have rights, preferences and privileges senior to the rights, preferences and privileges of the common stock.

Dividends

The holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our Board of Directors out of legally available funds, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

Liquidation

Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

Voting Rights

The holders of our common stock are entitled to one vote per share, however, the holders of common stock issued in this offering shall grant a voting proxy to our chief executive officer, that will limit investors’ ability to vote their common stock until the occurrence of events specified in the proxy. See “Securities Being Offered - Voting Proxy”.

Other Rights

The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Stockholder Agreement

John Santos, Rachael Santos and Jared Yanis, our founders, are parties to a Stockholder Agreement dated January 1, 2023, which appears as Exhibit 5 to the Offering Statement of which this Offering Circular forms a part, which includes a voting agreement pursuant to which such founding stockholders agreed to appoint one director nominated by each of John Santos and Rachael Santos, and a additional directors nominated with the mutual agreement of John Santos and Rachael Santos. The Stockholder Agreement also includes a market stand off agreement, and rights of first refusal in favor of John and Rachael Santos.

Voting Proxy

Pursuant to the Subscription Agreement, the holders of common stock issued in this offering shall grant a voting proxy to our chief executive officer, that will limit investors’ ability to vote their common stock until the occurrence of events specified in the proxy, which include our initial public offering, our acquisition by another entity or a liquidation event, none of which may never happen. Such events include (a) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock or the effectiveness of a registration statement under the Securities Exchange Act of 1934 covering the common stock, (b) a transaction or series of related transactions in which common stock representing more than 50% of our outstanding voting power are acquired from our stockholders, (c) an acquisition by another entity, in which the holders of our voting securities outstanding immediately prior to such transaction, do not retain at least a majority of the total voting power represented by our outstanding voting securities or the voting securities of the other surviving or resulting entity, after such transaction, (d) a sale, exclusive license, transfer, lease or other disposition of all or substantially all of our assets, or (e) our liquidation, dissolution or winding up.

The voting rights granted via the proxy are not limited and, include, among other things, the right to vote on the election of our directors, amendments to our organizational documents, and major corporate transactions. So long as the holder is an individual, the proxy will survive the death, incompetency and disability of the holder and, so long as the holder is an entity, the proxy will survive the merger or reorganization of the holder or any other entity holding the common stock. The proxy will also survive transfers of the common stock and shall be binding on any transferee. The proxy is granted to the person holding the title of chief executive officer, in his capacity as an officer of the company, and not in his personal capacity, and so would survive his death or removal. The chief executive officer, in his sole discretion, may assign the voting proxy to any of our future officers. The proxy is set out in Section 5 of the Subscription Agreement which appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part. See “Summary – Rights and Preferences of Common Stock,” “Risk Factors - Investors in our common stock will have to assign their voting rights,” and “Risk Factors - Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors.”

Exclusive Venue

Our Subscription Agreement includes a forum selection provision that requires any claim against us based on the Subscription Agreement not arising under the federal securities laws, to be brought in a court of competent jurisdiction in the State of Florida. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations. See “Risk Factors - The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Florida, regardless of convenience or cost to you, the investor.”

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors - Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.”

HOWLOO, INC. DBA BLACKOUT COFFEE CO.

Restated Financial Statements

Year Ended December 31, 2022 and 2021

(Audited)

(Expressed in United States Dollars)

Index to Restated Financial Statements

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Howloo, Inc. DBA Blackout Coffee Co.

LaBelle, Florida

Opinion

We have audited the restated financial statements of Howloo, Inc. DBA Blackout Coffee Co. (the “Company,”), which comprise the restated balance sheets as of December 31, 2022 and 2021, and the related restated statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the restated financial statements.

In our opinion, the accompanying restated financial statements present fairly, in all material respects, the restated financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Restated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Restated Financial Statements

Management is responsible for the preparation and fair presentation of the restated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of restated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the restated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for period of twelve months from the end of the year ended December 31, 2022.

Auditor’s Responsibilities for the Audit of the Restated Financial Statements

Our objectives are to obtain reasonable assurance about whether the restated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these restated financial statements.

In performing an audit in accordance with GAAS, we:

• Exercise professional judgment and maintain professional skepticism throughout the audit.

• Identify and assess the risks of material misstatement of the restated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the restated financial statements.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the restated financial statements.

• Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

December 28, 2023

Los Angeles, California

Howloo Inc. DBA Blackout Coffee Co.

Balance Sheet

As of December 31,	2022	2021
(USD $ in Dollars)
ASSETS
Current Assets:
Cash & Cash Equivalents	$282,031	$167,666
Acccounts Receivable, net	-	635
Due from related party	3,000	-
Inventory	139,873	66,194
Prepaids and Other Current Assets	62,181	560
Total Current Assets	487,085	235,055

Intangible assets, net	3,612	3,945
Total Assets	$490,697	$239,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$145,235	$-
Credit card	94,396	28,705
Loan from stockholder	73,331	73,331
Current portion of long-term debt	11,734	2,933
Other Current Liabilities	13,438	9,018
Total Current Liabilities	338,134	113,987

Long-term debt less current maturities	120,166	128,967
Total Liabilities	458,300	242,954

MEMBERS' EQUITY
Members' equity	32,397	(3,954)

Total liabilities and members' equity	$490,697	$239,000

See accompanying notes to financial statements.

Howloo Inc. DBA Blackout Coffee Co.

Statements of Operations

For Fiscal Year Ended December 31,	2022	2021
(USD $ in Dollars)
Net Revenue	$2,409,670	$1,521,733
Cost of Goods Sold	954,751	622,247
Gross profit	1,454,919	899,486

Operating expenses
General and Administrative	779,360	485,988
Sales and Marketing	484,258	248,252
Total operating expenses	1,263,618	734,240

Operating Income/(Loss)	191,301	165,246

Interest Expense	4,950	4,950
Other Loss/(Income)	-	-
Income/(Loss) before provision for income taxes	186,351	160,296
Provision/(Benefit) for income taxes	-	-

Net Income/(Net Loss)	$186,351	$160,296

See accompanying notes to financial statements.

Howloo Inc. DBA Blackout Coffee Co.

Statements of Changes in Members’ Equity

For Fiscal Year Ended December 31, 2022

Members’
(USD $ in Dollars)	Equity
Balance—December 31, 2020	$(64,949)
Distribution	(99,301)
Net income/(loss)	160,296
Balance—December 31, 2021	$(3,954)
Distribution	(150,000)
Net income/(loss)	186,351
Balance—December 31, 2022	$32,397

See accompanying notes to financial statements.

Howloo Inc. DBA Blackout Coffee Co.

Statements of Cash Flows

For Fiscal Year Ended December 31,	2022	2021
(USD $ in Dollars)
CASH FLOW FROM OPERATING ACTIVITIES
Net income/(loss)	$186,351	$160,296
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Depreciation and amortization	142,175	102,248
Changes in operating assets and liabilities:
Acccounts receivable, net	635	60
Due from related party	(3,000)	-
Inventory	(73,679)	(39,887)
Prepaids and other current assets	(61,621)	210
Accounts payable	145,235	-
Credit card	65,691	16,614
Other current liabilities	4,420	5,549
Net cash provided/(used) by operating activities	406,207	245,090

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment	(141,842)	(101,915)
Net cash provided/(used) in investing activities	(141,842)	(101,915)

CASH FLOW FROM FINANCING ACTIVITIES
Distribution	(150,000)	(99,301)
Proceeds from loan from stockholder, net	-	(59,993)
Net cash provided/(used) by financing activities	(150,000)	(159,294)

Change in Cash	114,365	(16,119)
Cash—beginning of year	167,666	183,785
Cash—end of year	$282,031	$167,666

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$825	$-
Cash paid during the year for income taxes	$-	$-

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES AND SUPPLEMENTAL DISCLOSURES
Purchase of property and equipment not yet paid for	$-	$-
Issuance of equity in return for note	-
Issuance of equity in return for accrued payroll and other liabilities

See accompanying notes to financial statements.

Howloo Inc. DBA Blackout Coffee Co.

Restated Notes to Financial Statements

For Year Ended to December 31, 2022 AND December 31, 2021

1.	nature of operations

Howloo Inc. DBA Blackout Coffee Co. was formed on April 8, 2016, in the state of Delaware as Howloo LLC. and subsequently incorporated in the same state on January 1, 2023. The restated financial statements of Howloo Inc. DBA Blackout Coffee Co. (which may be referred to as the “Company”, “we”, “us”, or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Labelle, Florida.

Howloo Inc. DBA Blackout Coffee Co. prides itself as an American, family owned and operated coffee roasting company that delivers right to your doorstep small batches of freshly roasted coffee. Howloo Inc. DBA Blackout Coffee Co. doesn’t just have a passion for making coffee with an exciting but unique taste; they are also proud of what they do and want you to have an amazing cup of coffee knowing that all of their coffee beans are responsibly sourced.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of restated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Howloo Inc. DBA Blackout Coffee Co.

Restated Notes to Financial Statements

For Year Ended to December 31, 2022 AND December 31, 2021

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2022 and 2021. These financial instruments include cash, accounts payable, and accrued liabilities. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2022 the Company’s cash and cash equivalents exceeded FDIC insured limits by $26,482 while as of December 31, 2021 the Company’s cash and cash equivalents did not exceed afore mentioned limit.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of December 31, 2022 and 2021 the Company determined that no reserve was necessary.

Inventory

Inventories are valued at the lower of cost and net realizable value. Costs related to raw materials and finished goods are determined using an average method.

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment are as follows:

Category	Useful Life
Equipment	5-10 years
Leasehold improvements	15 years

Howloo Inc. DBA Blackout Coffee Co.

Restated Notes to Financial Statements

For Year Ended to December 31, 2022 AND December 31, 2021

Intangible Assets

Intangible assets are stated at cost, net of accumulated amortization. Amortization is calculated using the straight-line method over the estimated useful lives to the residual value of the related assets. Intangibles include website development costs and are amortized over the period of fifteen years.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, revenue from contracts with customers, when delivery of goods is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the item has shipped and has fulfilled its sole performance obligation.

Revenue recognition, according to Topic 606, is determined using the following steps:

1)	Identification of the contract, or contracts, with the customer: the Company determines the existence of a contract with a customer when the contract is mutually approved; the rights of each party in relation to the services to be transferred can be identified, the payment terms for the services can be identified, the customer has the capacity and intention to pay, and the contract has commercial substance.

2)	Identification of performance obligations in the contract: performance obligations consist of a promised in a contract (written or oral) with a customer to transfer to the customer either a good or service (or a bundle of goods or services) that is distinct or a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer.

3)	Recognition of revenue when, or how, a performance obligation is met: revenues are recognized when or as control of the promised goods or services is transferred to customers.

The Company earns revenues from sale of manufactured products (coffee, tea and cocoa) and merchandise online and via wholesale.

Cost of sales

Costs of goods sold include the cost of raw material as well as other directly attributable expenses.

Howloo Inc. DBA Blackout Coffee Co.

Restated Notes to Financial Statements

For Year Ended to December 31, 2022 AND December 31, 2021

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for the years ended December 31, 2022, and December 31, 2021, amounted to $484,258 and $248,252 which is included in sales and marketing expenses.

Income Taxes

The Company is taxed as a Limited Liability Company (LLC). Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company has filed all its tax returns from inception through December 31, 2022 and is not yet subject to tax examination by the Internal Revenue Service or state regulatory agencies.

Subsequent Events

The Company considers events or transactions that occur after the balance sheets date, but prior to the issuance of the restated financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through December 28, 2023, which is the date the restated financial statements were issued.

Recently Issued and Adopted Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our restated financial statements.

3.	INVENTORY

Inventory consists of the following items:

As of Year Ended December 31,	2022	2021
Packaging	78,207	23,942
Merchandise	16,930	8,839
Raw Material	39,455	29,414
Finished products	5,281	3,999
Total Inventory	$139,873	$66,194

Howloo Inc. DBA Blackout Coffee Co.

Restated Notes to Financial Statements

For Year Ended to December 31, 2022 AND December 31, 2021

4.	DETAILS OF CERTAIN ASSETS AND LIABILITIES

Accounts payable consist primarily of trade payables while credit card liabilities refer to short-term liabilities towards the bank due to credit card usage.

Prepaid and other current assets consist of the following items:

As of Year Ended December 31,	2022	2021
Prepaid Expense	4,363	560
Deposits	36,037	-
Undeposited Funds	21,781	-
Due from Related Party	3,000	-
Total Prepaids and Other Current Assets	$65,181	$560

Other current liabilities consist of the following items:

As of Year Ended December 31,	2022	2021
Tax Payable	1,938	1,180
Accrued Interest	11,500	7,838
Total Other Current Liabilities	$13,438	$9,018

5.	PROPERTY AND EQUIPMENT

As of December 31, 2022, and December 31, 2021, property and equipment consists of:

As of Year Ended December 31,	2022	2021
Equipment	$328,302	$186,460
Leasehold Improvements	28,850	28,850
Property and Equipment, at Cost	357,152	215,310
Accumulated depreciation	(357,152)	(215,310)
Property and Equipment, Net	$0	$0

Depreciation expenses for property and equipment for the fiscal year ended December 31, 2022, and 2021 were in the amount of $141,842 and $101,915 respectively.

6.	INTANGIBLE ASSETS

As of December 31, 2022 and December 31, 2021 intangible assets consist of:

As of Year Ended December 31,	2022	2021
Website	$5,000	$5,000
Intangible assets, at Cost	5,000	5,000
Accumulated amortization	(1,388)	(1,055)
Intangible assets, Net	$3,612	$3,945

Amortization expenses for the fiscal years ended both December 31, 2022 and December 31, 2021 were in the amount of $333.

Howloo Inc. DBA Blackout Coffee Co.

Restated Notes to Financial Statements

For Year Ended to December 31, 2022 AND December 31, 2021

7.	MEMBERS’ EQUITY

The ownership percentages of the members are as follows:

Members’ Name	Ownership
John Santos	45.0%
Rachael Santos	45.0%
Jared James Yanis	10.0%

The Company does not issue any member units to its members. The operating agreement defines ownership in terms of percentage ownership as opposed to units held. On January 1, 2023, the Company converted from an LLC to a C Corp, and the owners were issued 14,352,000 shares. Assuming that the shares have been outstanding for the fiscal years ended December 31, 2021 and December 31, 2022, the outstanding basic and dilutive weighted average shares for both years are 14,352,000 and the earnings per share is $0.011, and $0.013, respectively.

8.	DEBT

During the years presented, the Company entered into loans agreements. The details of the Company’s loans and the terms are as follows:

					For the Year Ended December 2022					For the Year Ended December 2021
Debt Instrument Name	Principal Amount	Interest Rate	Borrowing Period	Maturity Date	Interest Expense	Accrued Interest	Current Portion	Non-Current Portion	Total Indebtedness	Interest Expense	Accrued Interest	Current Portion	Non-Current Portion	Total Indebtedness
SD Loan	$132,000	3.75%	Fiscal year 2020	5.24.2050	4,950	11,500	11,734	120,166	131,900	4,950	7,838	2,933	$128,967	131,900
Shareholder loan	$73,331	n/a	Fiscal year 2019	Due on demand	-	-	73,331	-	73,331	-	-	73,331	$-	73,331
Total	$132,000				$4,950	$11,500	$85,065	$120,166	$205,231	$4,950	$7,838	$76,264	$128,967	$205,231

The summary of the future maturities is as follows:

As of the Year Ended December 31, 2022
2023	$85,065
2024	4,397
2025	4,397
2026	4,397
2027	4,397
Thereafter	102,579
Total	$205,231

9.	RELATED PARTY TRANSACTIONS

The Company leases an office building from the CEO’s holding company. The terms of the lease call for monthly payments of $3,500, and the Company recognized $17,955 and $38,500 in expenses in 2021 and 2022, respectively. The Company also had a $3,000 receivable from this company as of December 31, 2022.

The Company was loaned funds from shareholders totaling $73,331 as of December 31, 2022. The amounts do not accrue interest and are due on demand.

Howloo Inc. DBA Blackout Coffee Co.

Restated Notes to Financial Statements

For Year Ended to December 31, 2022 AND December 31, 2021

10.	Commitments and Contingencies

Operating leases

On February 28, 2019, the Company entered into a lease agreement with 4175 Retail Center LLC, for business premises located in Charlotte County, Florida, which was in effect until mid-2021. Rent expenses related to this property were in the amount of $12,470 as of December 31, 2021.

On May 11, 2021, the Company entered into a lease agreement with Rollo Management LLC, for a short-term lease of business premises located in LaBelle, Florida. Rent expenses were in the amount of $38,500 and $17,955 as of December 31, 2022, and December 31, 2021, respectively.

Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. Management of the Company believes that the Company is in compliance with applicable local and state regulation as of December 31, 2022, and December 31, 2021.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2022 and December 31, 2021, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

11.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2022, through December 28, 2023, which is the issuance date of these restated financial statements.

The Company converted to a Delaware C corporation on January 1, 2023. The Company is authorized to issue 16,000,000 Common Shares with no stated par value.

In January 2023, the Company entered into a loan agreement totaling $93,700 with an interest rate of 6.55% and a maturity date in 2029.

There have been no other events or transactions during this time which would have a material effect on these restated financial statements.

HOWLOO, INC. DBA BLACKOUT COFFEE CO.

Financial Statements

June 30, 2023 And 2022

(Unaudited)

(Expressed in United States Dollars)

1

Howloo, Inc dba Blackout Coffee Co.

Index to Financial Statements

As of June 30, 2023 (unaudited) and December 31, 2022 (audited)

2

Howloo, Inc dba Blackout Coffee Co.

Balance Sheet

As of June 30, 2023 (unaudited) and December 31, 2022 (audited)

(USD $ in Dollars)	6/30/2023	12/31/2022
ASSETS
Current Assets:
Cash & Cash Equivalents	$1,695,470	$282,031
Accounts Receivable, net	660	-
Due from Related Party	-	3,000
Inventory	130,511	139,873
Prepaids and Other Current Assets	163,697	62,181
Regulation CF Stock Issuance Receivable	1,030,423	-
Total Current Assets	3,020,762	487,085

Fixed Assets, net	246,136	-
Intangible Assets, net	3,445	3,612
Total Assets	$3,270,343	$490,697

LIABILITIES AND STOCKHOLDERS' / MEMBERS' EQUITY
Current Liabilities:
Accounts Payable	$157,657	$145,235
Credit Card	123,187	94,396
Due to Related Party	7,006	-
Loan from stockholder	73,331	73,331
Current Portion of Long-Term Debt	13,283	11,734
Other Current Liabilities	14,578	13,438
Total Current Liabilities	389,042	338,134

Long-term debt less current maturities	210,187	120,166
Total Liabilities	599,229	458,300

STOCKHOLDERS' / MEMBERS' EQUITY
Common stock, $0.0001 par value, 19,300,000 shares authorized, 16,861,854 and 0 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	1,686	-
Additional paid-in capital	2,569,149	-
Retained earnings	100,278	-
Members' equity	-	32,397
Total stockholders' / members' equity	2,671,114	32,397
Total liabilities and stockholders' / members' equity	$3,270,343	$490,697

See accompanying notes to financial statements.

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Howloo, Inc dba Blackout Coffee Co.

Statement of Operations

For the Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

	6/30/2023	6/30/2022
(USD $ in Dollars)
Net Revenue	2,471,331	910,917
Cost of Goods Sold	916,681	399,460
Gross profit	1,554,650	511,457

Operating expenses
General and Administrative	386,062	182,834
Sales and Marketing	1,102,451	258,612
Total operating expenses	1,488,513	441,446

Operating Income/(Loss)	66,137	70,011

Interest Expense	5,988	-
Other Income/(Loss)	9,168	-
Income/(Loss) before provision for income taxes	69,317	70,011
Provision/(Benefit) for income taxes

Net Income	$69,317	$70,011

Weighted average common shares outstanding	15,606,927	14,352,000
Income (loss) per share	$0.004	$0.005

See accompanying notes to financial statements.

4

Howloo, Inc dba Blackout Coffee Co.

Statement of Changes in Stockholders' Equity

For Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

(USD $ in Dollars)	Common Stock
	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Member's Equity	Total Stockholder's Equity
Balance—July 1, 2022	-	$0	$0	$0	$66,058	$66,058
Distribution	-	-	-	-	(150,000)	(150,000)
Net income/(loss)	-	-	-	-	116,339	116,339
Balance—December 31, 2022	-	-	-	-	$32,397	$32,397
Effective of the Conversion	14,352,000	1,435	-	30,962	(32,397)	0
Issuance of Stock - Regulation CF	2,509,854	251	2,946,324	-	-	2,946,575
Offering Costs	-	-	(377,175)	-	-	(377,175)
Net income/(loss)	-	-	-	69,317		69,317
Balance—June 30, 2023	16,861,854	$1,686	$2,569,149	$100,278	$0	$2,671,114

See accompanying notes to financial statements.

5

Howloo, Inc dba Blackout Coffee Co.

Statement of Cash Flows

For Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

(USD $ in Dollars)	6/30/2023	6/30/2022
CASH FLOW FROM OPERATING ACTIVITIES
Net income/(loss)	$69,317	$70,011
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Depreciation and amortization	377	23,352
Changes in operating assets and liabilities:
Accounts receivable, net	(660)	598
Due (to) from related party	10,006	0
Inventory	9,362	4,631
Prepaids and other current assets	(101,516)	560
Accounts payable	12,422
Credit card	28,790	32,114
Other current liabilities	2,689	-3,826
Net cash provided/(used) by operating activities	30,788	127,440

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment	(246,346)	(23,185)
Net cash provided/(used) in investing activities	(246,346)	(23,185)

CASH FLOW FROM FINANCING ACTIVITIES
Distribution		-
Change in Long Term Debt	90,021	2933
Proceeds from capital raise, net	1,538,976
Net cash provided/(used) by financing activities	1,628,997	2,933

Change in Cash	1,413,439	107,188
Cash—beginning of year	282,031	167,666
Cash—end of year	$1,695,470	$274,854

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$5,988	$0
Cash paid during the year for income taxes	$-	$-

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES AND SUPPLEMENTAL DISCLOSURES
Purchase of property and equipment not yet paid for		$-
Issuance of equity in return for note		-
Issuance of equity in return for accrued payroll and other liabilities

See accompanying notes to financial statements.

6

Howloo, Inc dba Blackout Coffee Co.
Notes to Financial Statements
For Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

1. NATURE OF OPERATIONS

Howloo, Inc. was formed on April 8, 2016, in the state of Delaware as Howloo, LLC., started doing business as Blackout Coffee Co. in September, 2018 and was subsequently incorporated in the same state on January 1, 2023. The financial statements of Howloo, Inc. DBA Blackout Coffee Co. (which may be referred to as the “Company”, “we”, “us”, or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Labelle, Florida.

Howloo, Inc. DBA Blackout Coffee Co. prides itself as an American, family owned and operated coffee roasting company that delivers right to your doorstep small batches of freshly roasted coffee. Howloo, Inc. DBA Blackout Coffee Co. doesn’t just have a passion for making coffee with an exciting but unique taste; they are also proud of what they do and want you to have an amazing cup of coffee knowing that all of their coffee beans are responsibly sourced.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company has adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2023 and 2022. These financial instruments include cash, accounts payable, and accrued liabilities. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

7

Howloo, Inc dba Blackout Coffee Co.
Notes to Financial Statements
For Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of June 30, 2023 the Company’s cash and cash equivalents exceeded FDIC insured limits by $1,445,470 and as of December 31, 2022 by $32,031.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of June 30, 2023 and December 31, 2022 the Company determined that no reserve was necessary.

Inventory

Inventories are valued at the lower of cost and net realizable value. Costs related to raw materials and finished goods are determined using an average method.

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment are as follows:

Category	Useful Life
Equipment	5-10 years
Leasehold improvements	15 years

Intangible Assets

Intangible assets are stated at cost, net of accumulated amortization. Amortization is calculated using the straight-line method over the estimated useful lives to the residual value of the related assets. Intangibles include website development costs and are amortized over the period of fifteen years.

8

Howloo, Inc dba Blackout Coffee Co.
Notes to Financial Statements
For Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, revenue from contracts with customers, when delivery of goods is the sole performance obligation in its contracts with customers. The Company typically collects payment upon sale and recognizes the revenue when the item has shipped and has fulfilled its sole performance obligation.

Revenue recognition, according to Topic 606, is determined using the following steps:

1)	Identification of the contract, or contracts, with the customer: the Company determines the existence of a contract with a customer when the contract is mutually approved; the rights of each party in relation to the services to be transferred can be identified, the payment terms for the services can be identified, the customer has the capacity and intention to pay, and the contract has commercial substance.

2)	Identification of performance obligations in the contract: performance obligations consist of a promise in a contract (written or oral) with a customer to transfer to the customer either a good or service (or a bundle of goods or services) that is distinct or a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer.

3)	Recognition of revenue when, or how, a performance obligation is met: revenues are recognized when or as control of the promised goods or services is transferred to customers.

The Company earns revenues from sale of manufactured products (coffee, tea and cocoa) and merchandise online and via wholesale.

Cost of sales

Costs of goods sold include costs of raw material as well as other directly attributable expenses.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for the periods ended June 30, 2023 and June 30, 2022 amounted to $1,102,451 and $258,612 which is included in sales and marketing expenses.

9

Howloo, Inc dba Blackout Coffee Co.
Notes to Financial Statements
For Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

Net Income per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive.

Assuming that the shares have been outstanding for the periods ended June 30, 2023 and 2022, the outstanding basic and dilutive weighted average shares for each period are 15,606,927 and 14,352,000 shares, and the earnings per share is $0.004, and $0.005, respectively.

Income Taxes

The Company is taxed as a C Corporation effective January 1, 2023. The Company has filed all its tax returns from inception through December 31, 2022 and is not yet subject to tax examination by the Internal Revenue Service or state regulatory agencies.

Subsequent Events

The Company considers events or transactions that occur after the balance sheets date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through November 1, 2023 which is the date the financial statements were issued.

Recently Issued and Adopted Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

3. INVENTORY

Inventory consists of the following items:

As of 6 Months Ended June 30, 2023	6/30/2023	12/31/2022
Packaging	75,696	78,207
Merchandise	9,136	16,930
Raw Material	39,153	39,455
Finished products	6,526	5,281
Total Inventory	$130,511	139,873

4. DETAILS OF CERTAIN ASSETS AND LIABILITIES

Accounts payable consist primarily of trade payables while credit card liabilities refer to short-term liabilities towards the bank due to the credit card usage.

Prepaid and other current assets consist of the following items:

As of 6 Months Ended June 30, 2023	6/30/2023	12/31/2022
Prepaid Expense	43,007	4,363
Deposits	120,690	36,037
Undeposited funds	-	21,781

Total Prepaids and Other Current Assets	163,697	62,181

10

Howloo, Inc dba Blackout Coffee Co.
Notes to Financial Statements
For Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

Other current liabilities consist of the following items:

For the 6 Months Ended	6/30/2023	12/31/2022
Tax Payable	3,079	1,938
Accrued Interest	11,499	11,500
Total Other Current Liabilities	14,578	13,438

5. PROPERTY AND EQUIPMENT

As of June 30, 2023, and December 31, 2022, property and equipment consists of:

For the 6 Months Ended	6/30/2023	12/31/2022
Equipment	560,583	328,302
Leasehold Improvements	42,915	28,850
Property and Equipment, at Cost	603,498	357,152
Accumulated Depreciation	(357,362)	(357,152)
Property and Equipment, net	246,136	-

Depreciation expenses for property and equipment for the 6 months ended June 30, 2023, and 2022 were in the amount of $211 and $23,185 respectively.

6. INTANGIBLE ASSETS

As of June 30, 2023 and December 31, 2022 intangible assets consist of:

As of 6 Months Ended	6/30/2023	12/31/2022
Website	5,000	5,000
Intangible Assets, at Cost	5,000	5,000
Accumulated amortization	(1,555)	(1,388)
Intangible Assets, Net	3,445	3,612

7. STOCKHOLDERS’ / MEMBERS’ EQUITY

The ownership percentages of the members are as follows:

As of 6 Months Ended June 30, 2023	6/30/2023	12/31/2022
John Santos	38%	45%
Rachael Santos	38%	45%
Jared James Yanis	9%	10%
Regulation CF Investors	15%	0%
Total Inventory	100%	100%

11

Howloo, Inc dba Blackout Coffee Co.
Notes to Financial Statements
For Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

On January 1, 2023, the Company converted from a limited liability company to a C corporation. As part of the conversion, each outstanding 1 percent in the Company, regardless of Class, shall convert into 143,520 shares of common stock. As a result, the Company issued 14,352,000 shares of common stock to the existing members. The balances were reclassfied from members’ equity and there was no net effect to stockholder’ equity.

In 2023, the Company has raised $2,946,575 through issuance of its common stock pursuant to an offering under Regulation Crowdfunding, where 2,509,854 shares were issued at $1.174 per share. As of June 30, 2023, there was $1,030,423 of funds held in escrow, related to these issuances. Direct offering costs related to its financing activities totaled $377,175 for the period ended June 30, 2023.

As of June 30, 2023, there were 16,861,854 shares of common stock issued and outstanding.

8. DEBT

During the years presented, the Company entered into loans agreements. The details of the Company’s loans and the terms are as follows:

					For the 6 Mo. Ended June 30, 2023					For the Year Ended December 31,2022
Debt Instrument Name	Principal Amount	Interest Rate	Borrowing Period	Maturity Date	Interest Expense	Accrued Interest	Current Portion	Non-current Portion	Total Indebtedness	Interest Expense	Accrued Interest	Current Portion	Non-Current Portion	Total Indebtedness
SBA Loan	132,000	3.75%	FYE 2020	5/24/2050	3,864	11,499	11,734	120,166	131,900	4,950	11,500	11,734	120,166	131,900
Shareholder Loan	73,331	N/A	FYE 2019	On Demand			73,331		73,331			73,331		73,331
First Citizens Bank	93,700	6.819%	FYE 2023	4/3/2029	2,124		13,284	78,286	91,570
Total	$299,031	11%	$-		$5,988.00	$11,499.00	$98,349.00	$198,452.00	$296,801.00	$4,950.00	$11,500.00	$85,065.00	$120,166.00	$205,231.00

The summary of the future maturities is as follows:

As of 6 Months Ended	6/30/2023
2023	10,929
2024	18,129
2025	19,085
2026	20,091
2027	21,165
Thereafter	145,570
Total	$234,969

9. RELATED PARTY TRANSACTIONS

The Company leases an office building from the CEO’s holding company. The terms of the lease call for monthly payments of $3,500 and the Company recognized $21,227 and $17,500 in expenses for the 6 months ended June 30, 2023 and 2022, respectively. The Company also had a $7,006 loan payable to this company as of June 30, 2023.

The Company was loaned funds from shareholders totaling $73,331 as of June 30, 2023. The amounts do not accrue interest and are due on demand.

10. COMMITMENTS AND CONTINGENCIES

Operating Leases

On May 11, 2021, the Company entered into a lease agreement with Rollo Management LLC, for a short-term lease of business premises located in LaBelle, Florida. Rent expenses were in the amount of $21,227.50 and $17,500 for the periods ended June 30, 2023 and June 30, 2022, respectively.

On May 5, 2023 the Company entered into a lease agreement with Renaissance Business Park, LLC, for business premises located in St Lucie County, Florida. Rent commencement shall be November 1, 2023 and the lease is in effect until October 31, 2029. The last month’s rent of $43,007 is reflected as a prepaid expense as of June 30, 2023.

12

Howloo, Inc dba Blackout Coffee Co.
Notes to Financial Statements
For Six Months Ended June 30, 2023 (unaudited) and 2022 (unaudited)

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. Management of the Company believes that the Company is in compliance with applicable local and state regulations as of June 30, 2023 and June 30, 2022.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of June 30, 2023 and June 30, 2022, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

11. SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after June 30, 2023 through November 1, 2023, which is the issuance date of these financial statements.

There have been no other events or transactions during this time which would have a material effect on these financial statements.

13

Part III

EXHIBITS

1	Posting Agreement with StartEngine Crowdfunding (1)

2.1	Certificate of Incorporation (2)

2.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (3)

2.3	Bylaws (4)

4	Form of Subscription Agreement (5)

5	Stockholder Agreement (6)

8	Escrow Services Agreement (7)

11	Consent of SetApart FS (8)

12	Opinion of Alliance Legal Partners, Inc. (9)

13	Testing the Waters Materials (10)

(1)	Filed as an exhibit to Howloo, Inc. Regulation A Offering Statement on Form 1-A/A filed January 19, 2024 (Commission File No. 024-12359) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1967269/000110465924005174/tm242533d1_ex1.htm.

(2)	Filed as an exhibit to Howloo, Inc. Regulation A Offering Statement on Form 1-A/A filed January 19, 2024 (Commission File No. 024-12359) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1967269/000110465924005174/tm242533d1_ex2-1.htm.

(3)	Filed as an exhibit to Howloo, Inc. Regulation A Offering Statement on Form 1-A/A filed January 19, 2024 (Commission File No. 024-12359) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1967269/000110465924005174/tm242533d1_ex2-2.htm.

(4)	Filed as an exhibit to Howloo, Inc. Regulation A Offering Statement on Form 1-A/A filed January 19, 2024 (Commission File No. 024-12359) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1967269/000110465924005174/tm242533d1_ex2-3.htm.

(5)	Filed as an exhibit to Howloo, Inc. Regulation A Offering Statement on Form 1-A/A filed January 19, 2024 (Commission File No. 024-12359) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1967269/000110465924005174/tm242533d1_ex4.htm.

(6)	Filed as an exhibit to Howloo, Inc. Regulation A Offering Statement on Form 1-A/A filed January 19, 2024 (Commission File No. 024-12359) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1967269/000110465924005174/tm242533d1_ex5.htm.

(7)	Filed as an exhibit to Howloo, Inc. Regulation A Offering Statement on Form 1-A/A filed January 19, 2024 (Commission File No. 024-12359) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1967269/000110465924005174/tm242533d1_ex8.htm.

(8)	Filed as an exhibit to Howloo, Inc. Regulation A Offering Statement on Form 1-A/A filed January 19, 2024 (Commission File No. 024-12359) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1967269/000110465924005174/tm242533d1_ex11.htm.

(9)	Filed herewith.

(10)	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Labelle, State of Florida, on February 1, 2024.

HOWLOO, INC.

By	/s/ John Santos
	Title:	Chief Executive Officer, Principal Executive Officer and Director

	Dated:	February 1, 2024

By	/s/ Rachael A. Santos
	Title:	Principal Financial Officer, Principal Accounting Officer and Director

	Dated:	February 1, 2024